Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-09305, 333-53746, 333-89707, 333-104788, 333-116660, and 333-135596 of Pegasystems Inc. on Form S-8 of our report dated March 3, 2006 (April 24, 2007 as to the effects of the restatement discussed in Note 8) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s consolidated financial statements as described in Note 8), relating to the financial statements of Pegasystems Inc. (the “Company”), and our report dated March 3, 2006 (April 24, 2007 as to the effect of the material weakness related to management’s oversight of the determination of the appropriate accounting treatment for arrangements involving professional services revenue as discussed in Management’s Report on Internal Control over Financial Reporting (as revised)) on the internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K/A of Pegasystems Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 24, 2007